Exhibit 2.2

Shares No ITAMAR MEDICAL LTD. 51-243421-8 SHARE CERTIFICATE AUTHORIZED CAPITAL: NIS 7,500,000 divided into: 7,50,000,000 Ordinary Shares, par value NIS 0.01 each THIS IS TO CERTIFY that is the Registered Holder of Ordinary shares par value 0.01 NIS each, and fully paid in the above named company subject to the Memorandum And Articles of Association of the Company. Given under the Common Seal of the Company. On day of year 2018 CEO : CFO: Signature Signature